Hambrecht Asia Acquisition Corp. Announces Separate Trading of Common Stock and Warrants

Hong Kong, China

April 8, 2008

The Company today announced that it has been notified by Broadband Capital Management, LLC, the representative of the underwriters for the IPO, which was consummated on March 12, 2008, that commencing on April 9, 2008, the holders of the Company's units may separately trade the common stock and warrants included in such units. The symbols for the common stock, warrants and units are HMAQF, HMAWF and HMAUF, respectively.

Broadband Capital Management, LLC acted as the sole book running manager and Chardan Capital Markets, LLC acted as co-managing underwriter. Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Broadband Capital Management, LLC, 712 Fifth Avenue, New York, New York 10019.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Hambrecht Asia Acquisition Corporation is a blank check company recently formed to acquire one or more operating businesses through a merger, stock exchange, asset acquisition or similar business combination, or control through contractual arrangements, having its primary operations in the People’s Republic of China.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Mr. Robert Eu, Chairman (415) 728-4086